TERMINATION AGREEMENT AND RELEASE
THIS TERMINATION AGREEMENT AND RELEASE (hereinafter referred to as this “Agreement”) is made and entered into as of September 19, 2014 (the “Effective Date”), by and among Shin Nippon Biomedical Laboratories, Ltd., a Japanese corporation (“SNBL”) and Transcept Pharmaceuticals, Inc., a Delaware corporation (“Transcept”). SNBL and Transcept may each be referred to herein as a “Party” or collectively as the “Parties.”
BACKGROUND
A.    SNBL and Transcept are parties to the following agreements:
(i) a Device Transfer Agreement, dated April 3, 2013 (the “Device Transfer Agreement”);
(ii) a Feasibility Study and Option-For-License Agreement, dated May 20, 2013, (the “DHE Feasibility Agreement”);
(iii) a License Agreement, dated September 24, 2013, (the “License Agreement”) pursuant to which, among other things, Transcept exercised its option under the DHE Feasibility Agreement to obtain a license to develop and commercialize products that combine SNBL’s proprietary nasal drug delivery technology with a certain compound on the terms and subject to the conditions and limitations set forth in such License Agreement; and
(iv) a Master Services Agreement, dated September 27, 2013 (the “Master Services Agreement”), pursuant to which Transcept could retain the services of SNBL on a project-by-project basis in connection with the development of certain products under the License Agreement on the terms and subject to the conditions and limitations set forth in such Master Services Agreement and any applicable project addenda;
(collectively, the “Terminated Agreements”).
B.    The Parties now mutually desire pursuant to this Agreement to terminate the Terminated Agreements and to compromise, settle and resolve amicably, fully and finally all past, current and future claims and disputes between them with respect to the Terminated Agreements and the Parties’ rights, obligations, performance, non-performance, actions, omissions and other arrangements and undertakings thereunder in accordance with and on the terms and conditions of this Agreement; and
C.    In connection therewith, Transcept desires to transfer to SNBL certain know-how, regulatory materials, regulatory approvals and intellectual property rights with respect to the Product (as defined in the License Agreement), and in consideration thereof SNBL desires to pay to Transcept certain payments, each as set forth below.
NOW THEREFORE, in consideration of the mutual promises and obligations contained herein below, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given thereto in the License Agreement.
(a)    “Net Licensing Revenue” means amounts actually received by SNBL or its Affiliates in consideration for a license granted to a Third Party (i) to commercialize any Product, or (ii) under the Licensed Technology to commercialize any Product. For clarity, Net Licensing Revenue excludes amounts actually received as fair market value reimbursement for costs actually incurred by SNBL after the effective date of the grant of such a license.
(b)    “Released Claims” means, with respect to the SNBL Releasing Parties (including SNBL), the SNBL Released Claims, and with respect to the Transcept Releasing Parties (including Transcept), the Transcept Released Claims.
2.    Termination of the Terminated Agreements.
(a)    SNBL and Transcept hereby agree that, as of the Effective Date:
(i)    the Device Transfer Agreement has terminated according to its terms and is null and void and of no further force or effect; excepting, however, Articles 4 and 7 of the Device Transfer Agreement;
(ii)    the DHE Feasibility Agreement is hereby terminated, null and void and of no further force or effect;
(iii)    the License Agreement is hereby terminated, null and void and of no further force or effect; excepting, however, Articles 1 (Definitions), 8 (Confidential Information) (for the period set forth therein), 10.2 (Disclaimer of Warranty/Limitation of Liability), 11 (Indemnification), 12.6.1 (Reversion of Rights), 13 (Dispute Resolution) and 14 (Miscellaneous) of the License Agreement;
(iv)    the Master Services Agreement and any and all Project Addenda thereunder are hereby terminated, null and void and of no further force or effect; excepting, however, Article 5 of the Master Services Agreement;
(v)    all rights of SNBL (or any SNBL Releasing Parties) and of Transcept (or any Transcept Releasing Parties) under the Terminated Agreements (including any such rights that, by their terms, would apply before, upon or after a termination thereof) shall, upon the Effective Date, be automatically waived by SNBL (on behalf of itself and the SNBL Releasing Parties) and by Transcept (on behalf of itself and the Transcept Releasing Parties) and deemed satisfied in full, except as otherwise expressly provided herein;
(vi)    all rights and licenses granted by SNBL to Transcept under the Terminated Agreements (including without limitation to Licensed Technology) shall terminate immediately upon the Effective Date and shall revert to SNBL; and
(vii)    the foregoing termination of the Terminated Agreements shall be deemed to be termination mutually agreed upon by and between the Parties, and no Party shall have any responsibility or liability as a result of such termination. The Parties hereby waive all rights to notice of termination as may be otherwise provided under the Terminated Agreements or applicable laws.
3.    Mutual Release.
(a)    Effective as of the Effective Date, SNBL and Transcept, on behalf of themselves, and their respective former, current and future Affiliates, owners, security holders, principals, partners, representatives, agents, attorneys, trustees, directors, officers, employees, contractors, assigns, insurers and administrators and each of their respective heirs, executors, predecessors and successors (collectively as to a Party, the “SNBL Releasing Parties” or the “Transcept Releasing Parties”, as applicable), shall automatically, forever, fully and finally, unconditionally release, covenant not to sue, acquit and forever discharge each other and their respective former, current and future Affiliates, owners, security holders, principals, partners, representatives, agents, attorneys, trustees, directors, officers, employees, contractors, assigns, insurers and administrators and each of their respective heirs, executors, predecessors and successors (collectively as to a Party, the “SNBL Released Parties” or the “Transcept Released Parties”, as applicable) of and from any and all claims of every nature and description, rights or causes of action or liabilities whatsoever, whether based on contract rights, common law, equitable rights or federal, state, local, statutory or any other law, rule or regulation, whether arising under the laws of the United States, any state thereof or any foreign country, including both known claims and unknown claims, foreseen claims and unforeseen claims, class or individual in nature arising out of, resulting from or relating to (i) the Terminated Agreements, (ii) any Party’s rights, obligations, performance, non-performance, actions, omissions and other arrangements and undertakings thereunder or (iii) any allegations, transactions, facts, matters, occurrences, representations or omissions with respect to the subject matter of clauses (i) and (ii); in each case, except as otherwise expressly provided herein (collectively, the “SNBL Released Claims” or the “Transcept Released Claims”, as applicable).
(b)    In connection with the foregoing releases, each Party acknowledges that it is aware that it may hereafter discover claims or facts in addition to or materially different from those which it knows or believes to exist as of the Effective Date with respect to the subject matter of the Released Claims, but that it is its intention to hereby fully, finally and forever settle and release all of the Released Claims (whether known or unknown, suspected or unsuspected, which now exist, may exist or heretofore have existed). In furtherance of this intention, the releases herein given will be and remain in effect as full and complete mutual releases notwithstanding the discovery or existence of any such addition or different claims or facts.
4.    Claims Not Released. For clarity, the SNBL Releasing Parties and Transcept Releasing Parties reserve their respective rights and do not release:
(a)    any claims against any Transcept Released Parties or SNBL Released Parties, as applicable, arising out of the rights, duties, agreements and obligations of the Parties under this Agreement; and
(b)    any claims against any Transcept Released Parties or SNBL Released Parties, as applicable, to the extent not arising out of, resulting from or relating to the Released Claims.

5.    Termination and Release Consideration.
(a)    Transcept hereby agrees to transfer to SNBL at SNBL’s expense and hereby assigns to SNBL all right, title and interest in and to:
(i)    all Know-How developed, generated, obtained or utilized by Transcept during the term of the License Agreement with respect to the Product that is Controlled by Transcept or its Affiliates as of the Effective Date;
(ii)    all Regulatory Materials and Regulatory Approvals with respect to the Product that are Controlled by Transcept prior to the Effective Date, and any draft submissions thereof prepared by or on behalf of Transcept (including without limitation any draft clinical trial protocols for the Product prepared in connection with a planned filing with applicable Regulatory Authorities with respect to the Product in Canada); and
(b)    Transcept hereby assigns to SNBL all of Transcept’s right, interest and title in and to:
(i)    any and all Joint Inventions;
(ii)    all results, records, data and reports generated or obtained with respect to the Product in connection with the activities performed under the Master Services Agreement or the DHE Feasibility Agreement, together with all Deliverables delivered to Transcept under the Master Services Agreement (as defined therein); and
(iii)    all intellectual property rights with respect to the Product (including without limitation Patents covering the Product).
(c)    In consideration of the foregoing transfer and assignment, SNBL shall pay to Transcept a certain percentage of Net Licensing Revenue as set forth in the following table (“Termination Payments”):

Net Licensing Revenue	Percentage of Net Licensing Revenue
Any Net Licensing Revenue paid to SNBL as up-front license payment(s)	15% of such up-front license payment(s), or $150,000, whichever is greater
Any Net Licensing Revenue (other than up-front license payments)	30%, up to a cumulative maximum amount paid to Transcept equal to U.S. $0.5 million
Any Net Licensing Revenue (other than up-front license payments) after payment to Transcept of a cumulative maximum amount equal to U.S. $0.5 million	5%, up to a cumulative maximum amount paid to Transcept equal to U.S. $2.0 million
Notwithstanding anything to the contrary, once SNBL has made Termination Payments to Transcept equal to Two Million U.S. Dollars (U.S. $2,000,000) in aggregate, SNBL shall have no further obligation to make any additional Termination Payments to Transcept whatsoever.
6.    Confidentiality. The information contained in this Agreement, and all information related to this Agreement, shall be deemed the Confidential Information of both Parties and subject to the surviving confidentiality obligations under Article 8 of the License Agreement. Promptly after the Effective Date, Transcept shall return or destroy (with proof of such destruction) at SNBL’s election all copies and embodiments of Licensed Know-How and other Confidential Information of SNBL in its possession or control.
7.    No Assignment of Claims/Authorities. Each Party represents and warrants (a) that it has full authority to enter into this Agreement, (b) that it has not heretofore assigned or transferred or purported to assign, transfer sell, subrogate, pledge, hypothecate or grant, to any Person any of the claims, demands, damages, or causes of action that fall within the scope of the releases in Section 3 of this Agreement.
8.    No Admission of Liability. This Agreement constitutes a compromise, settlement and resolution of the Released Claims and shall not be construed as an admission of liability on the part of any Party with respect to the Released Claims or any other matter.
9.    Governing Law; Consent to Jurisdiction. The Parties hereto expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York. Any and all disputes arising between the Parties in connection with this Agreement shall be resolved in accordance with the procedures set forth in Article 13 of the License Agreement.
10.    Authority. The individual executing this Agreement on behalf of each Party has been validly authorized and directed to sign this Agreement on behalf of that Party and by signing in such capacity will bind that Party, and all individuals and entities on whose behalf he or she signs (including the SNBL Releasing Parties in the case of SNBL and the Transcept Releasing Parties in the case of Transcept) to all of the terms of this Agreement.
11.    Assignment. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective heirs, representatives, successors and assigns of the Parties hereto. No Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, provided that SNBL may assign this Agreement without the written consent of Transcept to (a) an Affiliate of SNBL, or (b) a successor to all or substantially all of its assets to which this Agreement pertains, whether by merger, reorganization, sale, operation of law or otherwise. Any attempted assignment in contravention of this Article 11 shall be null and void.
12.    No Third Party Beneficiaries. None of the provisions contained in this Agreement are intended by the Parties hereto, nor shall they be deemed, to confer any benefit on any Third Party, except to the extent that this Agreement expressly provides benefits and protections to the SNBL Released Parties and Transcept Released Parties (many of which are not Parties to this Agreement).
13.    Construction. All references to the neutral gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word “including” followed by a listing does not limit the preceding words or terms and shall mean “including, without limitation”; and the word “or” shall have its inclusive meaning of “and/or”.
14.    Entire Agreement. This Agreement and the documents referred to in this Agreement (including the Terminated Agreements), together with the Confidential Disclosure Agreement between SNBL, Transcept and Dr Reddy’s Laboratories, Inc., dated January 24, 2014, contain the entire understanding between the Parties hereto with respect to the undertakings contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties hereto on the subject matter hereof and such agreements, understandings, representations and statements shall be of no further force or effect. For clarity, the following remain in full force and effect: (i) any and all provisions surviving the expiration of the Feasibility Study and Option-for-License Agreement between the Parties, dated June 20, 2013 according to its terms; and (ii) the Confidential Disclosure Agreement between the Parties, dated February 25, 2013, to the extent not superseded by the License Agreement.
15.    Amendments. This Agreement may not be amended other than by written instrument signed by an authorized officer of each of the Parties hereto. It is a condition precedent to the binding effect of any amendment or modification to this Agreement that the same first be reduced to writing and signed by the Parties.
16.    Fair Meaning. The Parties understand and acknowledge that this Agreement has been drafted jointly by the Parties. Any uncertainty or ambiguity shall not be construed for or against any Party based on attribution of drafting to any Party, and this Agreement shall be construed according to its fair meaning and as if prepared by all Parties hereto.

17.    Limitation of Liability. NO PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.
18.    Headings. The section and other headings contained in this Agreement and in the exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the exhibits and schedules hereto.
19.    Further Assurances. Each Party shall execute and deliver all such further instruments and documents as may reasonably be requested by the other Party in order to fully carry out the intent and accomplish the purposes of this Agreement and the undertakings contemplated thereby in any and all countries.
20.    Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the seventh (7th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile with a receipt evidencing a successful transmission, or by email with confirmation by the recipient confirming such email has been received and reviewed, or (d) on the third (3rd) business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or facsimile number set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 20:
if to SNBL:
Shin Nippon Biomedical Laboratories, Ltd
2438 Miyanoura
Kagoshima 891-1394, Japan
Attn: Shunji Haruta, NDS Division
Facsimile: +81.99.294.3619
Email: haruta-shunji@snbl.co.jp

with a copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Ian B. Edvalson
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

if to Transcept:
Transcept, Inc.
1003 West Cutting Boulevard, Point Richmond
California 94804, U.S.A.
Attn: Chief Executive Officer, President,
Facsimile: +510 215-3535
Email: goclassen@transcept.com

21.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, binding on all of the Parties hereto. The Parties agree that electronic or facsimile copies of signatures shall be deemed originals for all purposes hereof and that a Party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.
22.    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.
23.    Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each Party shall bear and pay its own costs and expenses arising out of, resulting from or relating to Released Claims, the preparation of this Agreement and the performance of or compliance with this Agreement, including, without limitation, any such costs or expenses incurred for the Party’s respective attorneys, accountants, advisors, agents and other representatives.
24.    Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
25.    Acknowledgement. The Parties acknowledge that they have personally read this Agreement and that they have reviewed, or have had the opportunity to review, the same with legal counsel of their own choosing. The Parties further acknowledge that they have been provided a full and ample opportunity to study this Agreement and to make inquiry of the factual and legal matters to which it relates, and that this Agreement fully and accurately reflects the content of any and all understandings and agreements between the Parties concerning the matters referenced herein, that there have been no other understandings and agreements made by either of the Parties, and that the Parties are not relying on any other understandings or agreements whatsoever as an inducement to execute this Agreement.
[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have set their hands to this Agreement on the date first above written.
SNBL:
SHIN NIPPON BIOMEDICAL LABORATORIES, LTD., a Japan corporation
By:     /s/ Shunji Harata
Name: Shunji Harata
Title: General Manager, TR Division
TRANSCEPT:
TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation
By:     /s/ Glenn A. Oclassen
Name: Glenn A. Oclassen
Title: Chairman/ CEO